CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the incorporation in this Form SB2 Registration Statement of my Audit Report of China Energy Corporation dated December 22, 2006 for the period ended November 30, 2005, and to all references to my Firm included in this registration statement.

/s/ Robert G. Jeffrey _______________________ Robert G. Jeffrey Wayne, New Jersey 07470 January 18, 2007